Exhibit 99.1

Bellicum Reports Fourth Quarter and Full Year 2019 Financial Results and Provides Operational Update
Presented new Phase 1 translational results for BPX-601 at ASCO GI
Initiated new GoCAR-NK™ program targeting BCMA
Entered into asset purchase agreement and licensed technology to MD Anderson

HOUSTON, March 12, 2020 --- Bellicum Pharmaceuticals, Inc. (NASDAQ:BLCM), a leader in developing novel, controllable cellular immunotherapies for cancers, today reported financial results for the fourth quarter and full year 2019 and provided an operational update.
“Bellicum is at an exciting inflection point as we continue to validate the GoCAR™ platform and explore its utility more broadly,” said Rick Fair, President and Chief Executive Officer of Bellicum. “We recently presented promising new translational data from the BPX-601 Phase 1 study, and we intend to present an update later this year on safety and preliminary activity in pancreatic cancer using repeated BPX-601 GoCAR-T® activation with rimiducid. We have also expanded utilization of our GoCAR platform by initiating our first off-the-shelf GoCAR-NK program. In 2020, we look forward to the progress we expect to make applying our platform to solid tumor and off-the-shelf cell therapies.”

PROGRAM HIGHLIGHTS AND CURRENT UPDATES
BPX-601 GoCAR-T

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Bellicum presented new Phase 1 translational data for BPX-601 at the American Society of Clinical Oncology Gastrointestinal Cancers Symposium (ASCO GI) in San Francisco in January 2020. Primary observations included tumor infiltration, GoCAR-T mediated immunomodulation, survival and persistence of cells for up to nine months, and changes in the tumor microenvironment gene expression consistent with a productive CAR-T cell immune response.

Bellicum is currently enrolling cohort 5C of this trial to collect data to evaluate the safety of repeat rimiducid dosing to re-activate GoCAR-T cells over time, the first-in-human experience using the GoCAR platform as intended. Initial results from Cohort 5C are expected to be presented at a medical meeting by the end of 2020.

BPX-603 GoCAR-T

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In response to Bellicum’s IND application for BPX-603, the FDA requested additional nonclinical data to further characterize this product candidate. Non-clinical experiments to generate the data are underway. Management expects to provide an update on its progress for this program in the third quarter of 2020.

Exhibit 99.1

BCMA GoCAR-NK Program

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Bellicum recently initiated formal preclinical development activities for its GoCAR-NK program targeting B-cell maturation antigen, or BCMA, for the treatment of multiple myeloma. Bellicum presented a poster at the Society for Immunotherapy of Cancer (SITC) Annual Meeting in November 2019 that included preclinical data that suggest the GoCAR platform may enhance NK cell proliferation, persistence, and cytotoxicity, potentially improving their utility as an off-the-shelf cancer therapy. Specifically, Bellicum believes that GoCAR-NK may improve the durability of clinical responses while offering the anticipated advantages that an allogeneic, off-the-shelf product may provide, including faster and more certain time to treatment, greater scalability and convenience, and potentially lower cost.

Management expects to present additional preclinical data for this program by the end of 2020.

Corporate Highlights

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In January 2020, Bellicum entered into an asset purchase agreement under which The University of Texas MD Anderson Cancer Center will acquire Bellicum’s approximately 60,000-square-foot Houston facility, including manufacturing, office and laboratory space, for $15.0 million. As part of the transaction, Bellicum will also enter into a master services agreement with MD Anderson. Following completion of the transaction, MD Anderson will operate the Houston facility for its own internal programs as well as to manufacture Bellicum’s GoCAR™ and other cellular therapy programs for clinical trials and potentially early commercial supply.

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In December 2019, Bellicum licensed its CaspaCIDe® safety switch to MD Anderson for use in its CD19 CAR-NK program. Under terms of the original license agreement, MD Anderson exercised its option to non-exclusively license the technology for this construct and subsequently sublicensed it to a third party for future development. These actions entitled Bellicum to receive an upfront payment of $5 million and undisclosed future milestone payments and royalties on sales.

Fourth Quarter and Full Year 2019 Financial Results and Outlook
Revenue: Bellicum reported revenue of $5.1 million and $7.1 million for the fourth quarter and year ended December 31, 2019, respectively compared to $0.3 million and $1.1 million during the comparable periods in 2018. The increase in revenues in the fourth quarter and full year 2019 compared to the respective periods in 2018 were primarily due to a $5.0 million license fee received from MD Anderson for the non-exclusive license to the CaspaCIDe safety switch.
R&D Expenses: Research and development expenses were $13.3 million and $64.5 million for the fourth quarter and year ended December 31, 2019, respectively, compared to $19.9 million and $71.6 million during the comparable periods in 2018. The reduction in expenses in the fourth quarter and full year 2019 compared to respective periods in 2018 were primarily due to reduced expenses related to rivo-cel, reductions in general R&D expenses, and reduced employee salary-related charges from the reduction in force that was implemented during the second half of 2019, partially offset by the impairment of the intangible asset previously recorded from the Miltenyi Supply Agreement, increased expenses related to our GoCAR-T program, and employee severance costs arising from the reduction in force.
G&A Expenses: General and administrative expenses were $5.7 million and $30.0 million for the fourth quarter and year ended December 31, 2019, respectively, compared to $7.0 million and $25.0 million during the comparable periods in 2018. The reduction in expenses in the fourth quarter of 2019 relative to the comparable period in 2018 was primarily due to a decrease in personnel costs and share-based compensation from the reduction in force that was implemented during the second half of 2019. The increase in G&A expenses for the year ended December 31, 2019, compared to the year ended December 31, 2018, was primarily due to an increase in personnel costs and commercialization activities during the first half of 2019, partially offset by a reduction in rivo-cel related commercialization activities as well as the effects of the reduction in force that reduced employee salary-related charges.

Exhibit 99.1

Loss from Operations: Bellicum reported a loss from operations of $13.9 million and $87.4 million for the fourth quarter and year ended December 31, 2019, respectively, compared to a loss from operations of $26.6 million and $95.5 million for the comparable periods in 2018.
Cash used in operating activities was $12.7 million and $77.6 million for the fourth quarter and year ended December 31, 2019, respectively, compared to cash used in operating activities of $20.4 million and $74.8 million for the comparable periods in 2018.
Net Loss: Bellicum reported a net loss of $29.0 million and $112.5 million for the fourth quarter and year ended December 31, 2019, respectively, compared to a net loss of $27.2 million and $98.0 million for the comparable periods in 2018. The results included non-cash expense of $14.3 million and $19.2 million related to the change in fair value of warrant liability in the fourth quarter and year ended December 31, 2019, respectively.
Shares Outstanding: In February, Bellicum effected a reverse stock split of its issued and outstanding common stock, at a ratio of 1-for-10. As of February 28, 2020, Bellicum had 5,047,892 shares of common stock outstanding and 534,200 shares of preferred stock outstanding. Each preferred share can be converted into 10 shares of common stock.
Cash Position and Guidance: Based on current operating plans, Bellicum expects that current cash resources will be sufficient to meet operating requirements into the second half of 2021. Management expects cash utilization of $55 to $65 million in 2020. Bellicum reported cash and cash equivalents, restricted cash and investments totaling $93.8 million as of December 31, 2019, compared to $106.9 million as of September 30, 2019.

Conference Call and Webcast
Bellicum’s management will host a webcast and conference call today at 5 p.m. ET / 2 p.m. PT, March 12, 2020, to discuss the financial results for the fourth quarter 2019 and provide a corporate update. The live call may be accessed by dialing (877) 407-3103 for domestic callers and (201) 493-6791 for international callers. A live webcast of the call will be available from the Investors and Media section of the company’s website at www.bellicum.com and a replay will be available shortly after the live event.

About Bellicum Pharmaceuticals
Bellicum is a clinical stage biopharmaceutical company striving to deliver cures through controllable cell therapies. The company’s next-generation product candidates are differentiated by powerful cell signaling technologies designed to produce more effective CAR-T and CAR-NK cell therapies. Bellicum’s lead GoCAR-T® candidate, BPX-601, is designed to be a more efficacious CAR-T cell product capable of overriding key immune inhibitory mechanisms. More information about Bellicum can be found at www.bellicum.com.

Exhibit 99.1

Forward-Looking Statements
This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “designed,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: statements regarding our research and development activities and expectations regarding presenting data for our BPX-601, BPX-603, GoCAR-NK and other cell therapy programs, our ability to enroll patients and generate meaningful clinical data in our ongoing GoCAR clinical program and advance additional GoCAR programs to the clinic; the ability and timing of generating the nonclinical data necessary to secure FDA clearance of the IND submitted for BPX-603; and our expected cash runway. Various factors may cause differences between Bellicum’s expectations and actual results as discussed in greater detail under the heading “Risk Factors” in Bellicum’s filings with the Securities and Exchange Commission, including without limitation our annual report on Form 10-K the year ended December 31, 2019. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Exhibit 99.1

BELLICUM PHARMACEUTICALS, INC.
Consolidated Balance Sheets
(unaudited; in thousands)

	December 31,	December 31,
	2019	2018
Current Assets:
Cash and cash equivalents	$91,028	$43,695
Restricted cash, current	2,788	—
Investment securities, available-for-sale	—	49,304
Accounts receivable, interest and other receivables	303	909
Prepaid expenses and other current assets	884	1,387
Assets held for sale	16,851	—

Non-Current Assets:
Operating lease right-of-use assets	1,042	—
Property and equipment, net	2,529	20,878
Restricted cash, noncurrent	—	4,973
Other assets	825	355
Total assets	$116,250	$121,501

Current Liabilities:
Accounts payable	$2,643	$3,774
Accrued expenses and other current liabilities	9,770	8,589
Warrant derivative liability	52,184	—
Private placement option liability	12,094	—
Current portion of long-term debt	11,000	—
Current portion of lease liabilities	454	40
Current portion of deferred revenue	—	2,983
Current portion of deferred rent	—	418
Liabilities held for sale	6,273	—

Long-Term Liabilities:
Long-term debt, net of deferred issuance costs	25,717	35,832
Long-term lease liabilities	864	91
Deferred rent	—	1,296

Preferred stock	21,468	—
Total stockholders' (deficit) equity	(26,217)	68,478
Total liabilities, preferred stock and stockholders' (deficit) equity	$116,250	$121,501

Exhibit 99.1

BELLICUM PHARMACEUTICALS, INC.
Consolidated Statements of Operations
(unaudited; in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

Revenues
Grants	$133	$312	$2,143	$1,120
License fee revenue	5,000	—	5,000	—
Total revenues	5,133	312	7,143	1,120

Operating Expenses:
Research and development	13,324	19,908	64,535	71,588
General and administrative	5,709	6,971	29,972	24,998
Total operating expenses	19,033	26,879	94,507	96,586
Operating loss	(13,900)	(26,567)	(87,364)	(95,466)

Interest expense, net of interest income	(736)	(643)	(2,929)	(2,560)
Change in fair value of warrant liability	(14,342)	—	(19,192)	—
Other expense	(3)	(10)	(2,992)	(10)
Net loss	$(28,981)	$(27,220)	$(112,477)	$(98,036)

Net loss per share attributable to common shareholders, basic and diluted	$(5.82)	$(6.27)	$(24.01)	$(24.37)

Weighted-average shares outstanding, basic and diluted	4,981,803	4,338,201	4,684,711	4,023,058

Source: Bellicum Pharmaceuticals
Investors:
Robert H. Uhl
Managing Director
Westwicke IR
858-356-5932
Robert.uhl@westwicke.com

Media:
Kate Coyle
Senior Vice President
Westwicke PR
203-682-8210
kate.coyle@icrinc.com